As filed with the Securities and Exchange Commission on September 30, 2005.

An Exhibit List can be found on page II-4.

Registration No. 333-128439

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN STEM CELL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	2836	34-2052587
(State of Incorporation)	(Primary Standard Industrial Code No.)	(IRS Employer Identification No.)

11300 W. Olympic Blvd., Suite 800, Los Angeles, California 90064

(310) 312-6888

 (Address and telephone number of principal executive offices)

Incorp Services

3155 E. Patrick, Suite 1

Las Vegas, Nevada 89120

 (Name, address and telephone number of agent for service)

Copies to:

Christopher H. Dieterich, Esq.

Dieterich & Associates

11300 West Olympic Blvd., Suite 800

Los Angeles, California 90064

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

(COVER CONTINUES ON FOLLOWING PAGE)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.001 par value (2)	1,000,000	$1.00	$ 1,000,000	$ 126.70
Common Stock, $.001 par value (3)	650,000	$1.00	$ 650,000	$ 82.35
Common Stock, $.001 par value (4)	24,836,985	$1.00	$ 24,836,985	$ 3,146.85
Common Stock, $.001 par value (5)	1,000,000	$1.00	$ 1,000,000	$ 126.70
Common Stock, $.001 par value (6)	1,500,000	$3.00	$ 4,500,000	$ 570.15
Total	28,986,985	$1.10	$ 31,986,985	$ 4,052.75

        (1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using recent transactions for valuation.

        (2) Represents shares of common stock issued to Shareholders of Regal One Corp., a dividend declared August 1, 2005.

        (3) Represents shares of common stock issued to certain investors of American Stem Cell Corporation.

        (4) Represents shares of common stock issued to the founders of American Stem Cell Corporation.

        (5) Represents shares of common stock underlying stock options issued to Array Capital which have an exercise price of $1.00 per share and are exercisable until March 31, 2006.

        (6) Represents shares of common stock underlying stock options issued to Regal One Corporation which have an exercise price of $3.00 per share and are exercisable until August 15, 2008.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$ 4,052.75
Accounting fees and expenses*	50,000.00
Legal fees and expenses*	32,000.00
TOTAL	$86,052.75

* Estimated

Item 26. Recent Sales of Unregistered Securities

The following information is given with regard to unregistered securities sold from inception (March 15, 2005) to August 31, 2005, including the dates and amounts of securities sold, the persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.  The original incorporators and founders contributed $36,438 for their shares between March and May of 2005. These shares were issued without registration in reliance on the exemption provided by Rule 4(2) and Regulation S under the 1933 Act.  There was no advertising or solicitation involved in the sale of these shares.

Subsequent to May 1, 2005, a private placement, under the auspices of Rule 4(2) and Regulation S, raised $640,000 in cash and $10,000 in services.  These issuances are shown in the following table as shares issued at a price of $1.00 per share.

Name	Number of Shares	Consideration Paid	Date Acquired
Regal One Corporation (1)	2,000,000	$3,593	3/15/2005
Regal One Dividendees (1)	1,000,000		3/15/2005
Porchester Gardens Limited	500,000	$0.001/share	3/15/2005
North Central Capital Corp.	150,000	$0.001/share	3/15/2005
West America Venture Capital Corp.	50,000	$0.001/share	3/15/2005
Datsopoulos, Milton	125,000	$0.001/share	3/16/2005
Apex Investment Fund, Ltd	620,000	$0.001/share	3/17/2005
Robinson, Gordon C.	40,000	$0.001/share	3/21/2005
The Mccallum Law Firm LLC	125,000	$0.001/share	3/27/2005
Aldrich, Don Jr. Family Trust	48,165	$0.001/share	3/30/2005
Keller, Gregory S.	2,134,742	$0.001/share	3/31/2005
Swaisland, Kenneth F.	9,800,000	$0.001/share	4/1/2005
Avion Holdings, Inc.	2,700,000	$0.001/share	4/1/2005
Peeples, William	1,310,134	$0.001/share	4/1/2005
Michael D. Mcclain	270,000	$0.001/share	4/1/2005
Stow, Sharon	48,165	$0.001/share	4/1/2005
Hobbs, John H.	288,999	$0.001/share	4/2/2005
Taylor, Darrell Family Trust	48,165	$0.001/share	4/2/2005
Fischer, Louis Revocable Trust	655,069	$0.001/share	4/3/2005
Sebastian, Jeffrey	462,399	$0.001/share	4/3/2005
Karamooz, Mansoor	96,339	$0.001/share	4/3/2005
Feigenbaum, Irwin	24,084	$0.001/share	4/3/2005
Kakita, David	616,529	$0.001/share	4/4/2005
Stout, Dr. Warren	192,664	$0.001/share	4/4/2005
Gault, William	125,241	$0.001/share	4/4/2005
Hammon, Jeremy	86,700	$0.001/share	4/4/2005
Pay, Jeremy	92,480	$0.001/share	4/5/2005
Lieber Family Limited Partnership	481,664	$0.001/share	4/6/2005
Aldrich, James	48,165	$0.001/share	4/6/2005
Rubin, Jacques And Marlene	423,864	$0.001/share	4/7/2005
Revazova, Elena	924,799	$0.001/share	4/12/2005
Halvorson, Elling	96,335	$0.001/share	4/12/2005
Swaisland, Ron	50,000	$0.001/share	4/12/2005
Senese, Donna	40,000	$0.001/share	4/12/2005
Yka Partners Ltd.	2,404,477	$0.001/share	4/14/2005
Janus, Jeffrey	1,942,077	$0.001/share	4/14/2005
Array Capital Management	500,000	$0.001/share	4/14/2005
Keirstead, Han Stegmann	125,000	$0.001/share	4/14/2005
Fischer, Margaret H Revocable Trust	48,165	$0.001/share	4/14/2005
Catalytix LDC	200,000	$0.001/share	4/15/2005
Henderson, Mark	96,335	$0.001/share	4/19/2005
Adams, William B.	1,942,077	$0.001/share	4/20/2005
Smith, Shane	125,000	$0.001/share	4/20/2005

Janus, Jeffrey	48,165	$0.001/share	4/22/2005
Catalytix LDC	400,000	$0.001/share	4/24/2005
Hale, Ronald And Masayo	96,335	$0.001/share	4/24/2005
Wanger, Bernard	95,000	$0.001/share	4/24/2005
Herve M. Byron, M.D.	30,000	$0.001/share	4/24/2005
Bullock, Anthony Richard	1,500,000	$0.001/share	4/25/2005
Weiss, Stanford Family Trust	48,165	$0.001/share	4/27/2005
Dupuie, Marshall	48,165	$0.001/share	4/27/2005
Seacrest Partners I, Ltd.	443,129	$0.001/share	4/30/2005
A/A Partners	77,060	$0.001/share	5/1/2005
Karas, Michael	72,250	$0.001/share	5/1/2005
Lasch, The Jonathan G. Trust Dated Sep. 11, 2003	28,900	$0.001/share	5/1/2005
Catalytix Life Science Hedge	100,000	$0.001/share	5/1/2005
Catalytix, Ldc	400,000	$1.00/share	6/28/2005
Catalytix Life Science Hedge	100,000	$1.00/share	6/28/2005
James A. Urie	50,000	$1.00/share	7/14/2005
Phillip J. Scott	37,500	$1.00/share	7/19/2005
Jhmjr Ltd.	37,500	$1.00/share	7/25/2005
Paul Romhany	10,000	$1.00/share (2)	7/26/2005
Stephen And Carla O'Connell	15,000	$1.00/share	7/27/2005

Total shares outstanding	36,695,002

(1)   Regal obtained a total of 3,000,000 shares in exchange $3,593 for legal fees incurred by June 30, 2005 and a commitment to pay the legal fees associated with the filing of this Registration Statement.  Of the 3,000,000 shares, 1,000,000 shares are to be issued to the shareholders of Regal One Corp. as of August 1, 2005.

(2)  Payment was for services rendered.

Item 27. Exhibits

        The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean American Stem Cell Corporation, a Nevada corporation.

Exhibit Number	Description
3(i).1*	Article of Incorporation of American Stem Cell Corporation, filed in Nevada on March 15, 2005
3(i).2*	Approved Amendment to Articles of Incorporation
3(ii).1*	Corporate Bylaws for American Stem Cell Corporation
5.1*	Legal opinion and consent of Dieterich & Associates
10.1*	Share Exchange Agreement between American Stem Cell Corporation and Lifeline Cell Technology, LLC, dated July 1, 2005.
10.2*	Lock Up Agreement

10.3*	Advisory Agreement, dated August 21, 2005, between ASC and The Samarac Corporation, for the services of Kenneth F. Swaisland
10.4*	Advisory Agreement, dated August 21, 2005, between ASC and A. Schwab & Associates, Inc. for the services of Louis A. Schwab
10.5*	Advisory Agreement, dated August 22, 2005 between ASC and William Adams Accountancy Corporation for the services of William Adams
10.6*	Promissory Note from Lifeline to ASC for $300,000, dated August 28, 2005
10.7*	Option Agreement with Regal One Corporation for 1,500,000 shares, dated March 15, 2005
10.8*	Option Agreement with Array Capital, LLC for 1,000,000 shares April 10, 2005
14.1*	ASC Code of Ethics
23.1*	Consent of Dieterich & Associates (included with Exhibit 5.1)
23.2*	Consent of ASC's Auditors

*  Filed with original SB-2 filing on September 20, 2005

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

(1)     File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

        (iii) Include any additional or changed material information on the plan of distribution.

(2)     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)     For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)     For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Los Angeles, California on September 29, 2005.

American Stem Cell Corporation

                                                                                                                                                                                                                    By:  /s/ Ken F. Swaisland

                                                                                                                                                                                                                    Ken F. Swaisland

                                                                                                                                                                                                                    Chief Executive Officer and Director

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
Ken F. Swaisland	Chairman/CEO/Director	September 29, 2005
William Adams	CFO/Director	September 29, 2005
Andrew Schwab	Secretary	September 29, 2005
Ken Sorenson	Director	September 29, 2005
Jeffery Janus	Director	September 29, 2005
Milt Datsopoulos	Director	September 29, 2005
Michael McClain	Director	September 29, 2005